Exhibit 5.1

May 11, 2021

IDW Media Holdings, Inc.

520 Broad Street

Newark, New Jersey 10001

Re:	IDW Media Holdings, Inc.-- Registration Statement on Form S-1 (Registration Statement No. 333-249511)

Ladies and Gentlemen:

We have acted as counsel to IDW Media Holdings, Inc., a Delaware corporation (the “Company”) in connection with its filing of a Registration Statement on Form S-1 (File No. 333-249511) (as amended to date, the “Registration Statement”) pursuant the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 2,051,002 shares (the “Resale Shares”) of the Company’s Class B common stock, $0.01 par value per share, for resale by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Resale Shares may be sold by the Selling Stockholders, as set forth in the Registration Statement.

In connection with the opinions rendered herein, we have examined the Third Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Company’s Second Amended and Restated By-Laws, as currently in effect, the subscription agreements pursuant to which the Selling Stockholders purchased the Resale Shares and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, digital, or photostatic copies and the authenticity of the originals of such copies. As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

On the basis of our examination as described above, we are of the opinion that the Resale Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

Our opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein after the Registration Statement has been declared effective by the Securities and Exchange Commission (the “Commission”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Schwell, Wimpfheimer & Associates LLP
Schwell, Wimpfheimer & Associates LLP